Exhibit 99.3

Energizer Holdings, Inc.
533 Maryville University Dr.
St. Louis, MO 63141

FOR IMMEDIATE RELEASE
May 2, 2012

ENERGIZER HOLDINGS, INC. APPOINTS DANIEL J. HEINRICH
TO BOARD OF DIRECTORS

ST. LOUIS, May 2, 2012 - Energizer Holdings, Inc. (NYSE: ENR) today announced the appointment of Daniel J. Heinrich to its Board of Directors effective April 30, 2012. Mr. Heinrich has been appointed to the class of Directors whose term of office expires at Energizer's 2013 Annual Meeting of Stockholders. He also has been appointed to the Nominating and Executive Compensation Committee. With the addition of Mr. Heinrich, Energizer's Board now consists of ten directors, nine of whom meet the standards of the New York Stock Exchange for independence.

Mr. Heinrich most recently served as Executive Vice President, Chief Financial Officer of The Clorox Company (NYSE: CLX) and brings to Energizer more than 34 years of experience in consumer products and financial management.

“We are pleased to welcome an executive of Dan's caliber to the Energizer Board,” said J. Patrick Mulcahy, Chairman of the Board of Directors of Energizer. “During his distinguished career, Dan has worked in senior leadership roles in the consumer products and financial services industries and brings to Energizer unmatched expertise in finance, accounting and strategy development and execution. We look forward to benefiting from his perspective and experience as we continue to position Energizer for future success and to deliver value to our shareholders.”

“I am delighted to join the Board of Energizer, a global company with truly iconic consumer and personal care brands,” said Mr. Heinrich. “I look forward to sharing my experience and working alongside my fellow directors, each of whom is a proven and respected business leader, to help guide the Company toward further growth and profitability.”

Daniel J. Heinrich

Mr. Heinrich, 56, has served in a number of positions of increasing responsibility at The Clorox Company from 2001 to 2011 including: Executive Vice President, Chief Financial Officer and Vice President, Controller and Chief Accounting Officer. From October 1996 to February 2001, he was employed by Transamerica Corporation and served as its Senior Vice President and Treasurer of Transamerica Finance Corporation. Prior to that, he served in the financial services group of the Ford Motor Company for ten years in various capacities, including Senior Vice President-Controller of Ford's banking subsidiary and as Senior Vice President-Treasurer and Controller of Granite Management Corporation. He has more than 34 years of experience in financial management. He started his career at Ernst and Young where he spent over eight years in both audit and tax roles. Mr. Heinrich previously served on the Board and was a member of the Audit & Finance Committee of Advanced Medical Optics Inc. from 2007 until its acquisition by Abbott Labs in 2009. Mr. Heinrich received his Bachelor's degree from the University of California, Berkeley and a Master's degree in Business Administration from Saint Mary's College, Moraga, Calif. Mr. Heinrich is a Certified Public Accountant.

About Energizer

Energizer Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer goods company operating globally in the broad categories of personal care and household products. Energizer's Personal Care Division offers a diversified range of consumer products in the wet shave, skin care, feminine care and infant care categories. Our portfolio includes well established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposables; Edge® and Skintimate® shave preparations; Playtex® tampons, gloves and infant feeding products; Banana Boat® and Hawaiian Tropic® sun care products and Wet Ones® moist wipes. Energizer's Household Products Division offers consumers the broadest range of portable power solutions, anchored by our universally recognized Energizer® and Eveready® brands.

CONTACT:

Jacqueline E. Burwitz
Vice President
Investor Relations of Energizer Holdings, Inc.
+1-314-985-2169